UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2014 (May 13, 2014)
Excel Corporation

 (Exact Name of Registrant as Specified in Charter)

Delaware	333-173702	27-3955524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

595 Madison Avenue, Suite 1101 New York, NY		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 921-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Departure of Directors or Certain Officers

On May 13, 2014, Ruben Azrak voluntarily resigned from the office of Chief Executive Officer of Excel Corporation (the “Company”).

On May 13, 2014, Shawn Alcoba voluntarily resigned from the office of Chief Financial Officer of the Company.

(c)	Appointment of Certain Officers

On May 13, 2014 (the “Effective Date”), the Board voted to accept Mr. Azrak’s resignation and to appoint Thomas A. Hyde, Jr as the Company’s Chief Executive Officer and President.  Mr. Hyde, 52,has been the Principal, Managing Partner and Director of Red Shark Investments, LLC, since August 2013.

Prior to founding Red Shark Investments, Mr. Hyde served on the Board of Directors for publicly held Teletouch Communications, Inc., also having served variously as CEO, President and COO since 2004. In 2002, Mr. Hyde was President of Teletouch's affiliate, privately held, Ft. Worth, TX-based financial subsidiary, State Hawk Security, Inc. and GM of the related PCI-Hawk Electronics Home & Commercial Services operating group. Mr. Hyde merged all of the companies into Teletouch in 2006. Prior to this, Mr. Hyde was CEO of San Diego, CA-based Greenland Corporation, originally a financial services systems development company and supplier to his previous employer, Dallas, TX-based, Affiliated Computer Services (subsequently sold to Xerox Corporation for $6 Billion). While at ACS, Mr. Hyde served in a number of senior management roles, including Corporate VP for ACS’ Financial Services and Telecom divisions, and later, for ACS Retail Solutions, Inc., a wholly-owned subsidiary of ACS, providing large-scale enterprise retail information systems and technical help desk support.   Also while at ACS, Hyde developed and was awarded U.S. Patent #6,038,553 for the self-service check cashing and automated financial services technology platform now known as Vcom™ and installed in approximately 2,200 7-11 stores.  A 2010 Ernst & Young Entrepreneur of the Year Award Nominee and 2009 Metroplex TBC Tech Titans Award winner, Mr. Hyde is a principal in NVRDUL Management LLC, and has previously held board positions on Mobui, Inc. in Redmond, WA, the Fort Worth Symphony Orchestra and the Fort Worth Airpower Council/Foundation, as well as on the North Texas Super Bowl XLV Host Committee.

Mr. Hyde holds a B.A. degree in Finance from the University of Texas at Austin.

On May 13, 2014 the Board voted to accept Mr. Alcoba’s resignation and to appoint Robert L. Winspear as the Company’s Chief Financial Officer and Secretary.  Mr. Winspear, 48, has been the President of Winspear Investments LLC, a Dallas based private investment firm specializing in lower middle market transactions, since 2002. Winspear Investments has made investments in a wide range of industries including banking, real estate, distribution, supply chain management, mega yacht marinas and hedge funds. Prior to forming Winspear Investments, Mr. Winspear was Vice President and Chief Financial Officer of Associated Materials Incorporated, a nationwide manufacturer and distributor of residential building products consisting primarily of vinyl siding and windows, from 1993 to 2002. Mr. Winspear began his professional career in the Dallas office of Arthur Andersen where he worked as an auditor from 1988 to 1993. He holds a Bachelor of Business Administration and a Masters of Professional Accounting from the University of Texas at Austin. Mr. Winspear is on the board of directors of Alpha Financial Technologies/EAM Corporation, located in Grapevine Texas.

(d)	Compensatory Arrangements of Certain Officers

The Company entered into employment agreements with Thomas Hyde and Robert Winspear, respectively.  The terms of their employment agreements are identical.  Thomas Hyde, our Chief Executive Officer earns a salary of $350,000 per year.  Robert Winspear, our Chief Financial Officer, earns a salary of $350,000 per year.  They are each entitled to receive an annual bonus (the “Annual Bonus”) equal to a minimum of 100% of the Employee’s Base Salary, provided that the performance criteria established and mutually agreed upon by the Company’s Board of Directors (or the compensation committee thereof) and the Employee has been achieved.  For the 2014 fiscal year, the Annual Bonus shall be $200,000, subject to adjustment based upon the reasonable discretion of the board of directors of the Company or the compensation committee thereof.  They are each entitled to a grant of common stock (the “Stock Grant”) on the Effective Date equal to 2,732,804 or three percent (3%) of the Company’s outstanding fully diluted Common Stock, par value $.0001 per share (the “Common Stock”), subject to adjustment during the first ninety (90) days after the Effective Date for any further issuances of common stock, options and/or warrants that were granted and/or approved prior to the Effective Date. One third (910,934shares) shall vest immediately and an additional one-third (910,935 shares) shall vest on the first and second anniversary of the Effective Date.  They are also entitled to participate in the Company’s benefit plans.  Their employment agreements can be terminated, among the other things, by the Company for cause or by the employees for certain good reasons. Their employment agreements also contain customary provisions of confidentiality and non-competition or non-solicitation.

The foregoing summary of the Employment Agreements is qualified in its entirety by reference to the Employment Agreements, copies of which are filed as Exhibit 10.01 and 10.02 to this report and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Document

10.1	Employment Agreement effective May 13, 2014 between Excel Corporation and Thomas Hyde.

10.2	Employment Agreement effective May 13, 2014 between Excel Corporation and Robert Winspear.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 15, 2014
EXCEL CORPORATION

By:	/s/ Thomas Hyde
Name:	Thomas Hyde
Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Document

10.1	Employment Agreement effective May 13, 2014 between Excel Corporation and Thomas Hyde.

10.2	Employment Agreement effective May 13, 2014 between Excel Corporation and Robert Winspear.